Exhibit 99.1

Harmonic Inc. Announces Proposed Private Offering of $105 Million Convertible Senior Notes

SAN JOSE, Calif. — September 10, 2019 — Harmonic Inc. (NASDAQ: HLIT), the worldwide leader in video delivery infrastructure, today announced that it intends to offer, subject to market conditions and other factors, $105.0 million aggregate principal amount of convertible senior notes due 2024 (the “notes”) in a private placement to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). Harmonic also intends to grant the initial purchasers of the notes a 13-day option to purchase up to an additional $10.5 million aggregate principal amount of the notes.

The notes will be senior unsecured obligations of Harmonic, and will accrue interest payable semiannually in arrears. The notes will mature on September 1, 2024, unless earlier converted, repurchased or redeemed. The notes will be convertible, subject to certain conditions, into cash or cash, shares of Harmonic’s common stock, or a combination thereof, at Harmonic’s election. The interest rate, initial conversion rate, repurchase rights and other terms of the notes will be determined at the time of pricing of the offering.

Harmonic intends to use the net proceeds from the offering to repurchase a portion of their outstanding 4.00% convertible senior notes due 2020 (the “2020 Notes”) in privately negotiated transactions concurrently with the offering of the notes. If the initial purchasers exercise their option to purchase additional notes, Harmonic intends to use the net proceeds from the sale of such additional notes for the repurchase or other retirement of additional outstanding 2020 Notes and/or other general corporate purposes.

Harmonic expects that those holders of the 2020 Notes that sell their 2020 Notes may enter into or unwind various derivatives with respect to Harmonic’s common stock and/or purchase or sell shares of Harmonic’s common stock in the market to hedge their exposure in connection with these transactions. In particular, Harmonic expects that many holders of the 2020 Notes employ a convertible arbitrage strategy with respect to the 2020 Notes and have a short position with respect to Harmonic’s common stock that they would close, through purchases of Harmonic’s common stock, in connection with Harmonic’s repurchase of their 2020 Notes. If any such activity occurs, it could increase (or reduce the size of any decrease in) the market price of Harmonic’s common stock or the notes at that time.

Neither the notes, nor any shares of Harmonic’s common stock issuable upon conversion of the notes, have been, nor will be, registered under the Securities Act or any state securities laws and, unless so registered, such securities may not be offered or sold absent registration or an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and other applicable securities laws.

This press release is neither an offer to sell nor a solicitation of an offer to buy any securities, nor shall it constitute an offer, solicitation or sale of the securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

Media Contact:

Sanjay Kalra

Chief Financial Officer

Harmonic Inc.

+1.408.490.6031

Investor Relations Contact:

Nicole Noutsios

NMN Advisors

Investor Relations for Harmonic

+1.510.315.1003